PCS Edventures, Inc. 345 Bobwhite Ct. Suite 200 Boise, ID 83706 (800) 429-3110 • (208) 343-3110 http://www.edventures.com

PCS Announces $228,000 Purchase Order

BOISE, Idaho – January 22, 2013 – PCS Edventures!.com, Inc., (PCSV) a leading provider of K-16 programs focused on Science, Technology, Engineering and Mathematics (STEM), today announced  receiving a $228,275 purchase order for PCS afterschool program materials.

The purchase order, received on January 14th, includes a number of PCS summer camp and afterschool packages with popular titles such as Dragon Lore, the Science of Superpowers, Pirates, Carnival Rides, and Robotics.  These packages will be distributed by the client to a number of schools in several states for summer enrichment programs.

PCS content specialists author a variety of experiential curricula to make learning more engaging and exciting for students.  Nicole Hirai, an afterschool curriculum development specialist at PCS, said “Our entire development team is excited to see this order.  We’ve been working around the clock to release several new titles for summer camp programs this year and it’s awesome to see them going into the field.”

Krystal Wright, PCS Controller, said “This is a great way to kick off the new year and enter our fourth quarter for this fiscal year.  We expect to see a lot of activity in the warehouse over the next six weeks as this order needs to be delivered in early March.”

To learn more about PCSV products and new and continuing initiatives, visit the PCS Investor News website. http://pcsedu.com/news

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop 21st century skills. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and

Math (STEM) and have been deployed at over 7,000 sites in all 50 United

States and 17 foreign countries. Additional information on our STEM products is available at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Bulletin Board under the symbol "PCSV."

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This press release contains forward-looking statements within the meaning of

Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act

of 1934, actual results could differ materially from such statements.

Contact Information:

Financial Contact: Krystal Wright 1.800.429.3110 x115 kwright@pcsedu.com

Investor Contact: Robert Grover 1.800.429.3110 x119, rgrover@pcsedu.com

Investor Relations Web Site: www.pcsedu.com/news